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EXHIBIT 23.2

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Quebecor World Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Quebecor World Inc. of our report dated January 30, 2004 with respect to the consolidated balance sheets of Quebecor World Inc. and its subsidiaries as at December 31, 2003 and 2002 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the 2003 Annual Report to Shareholders of Quebecor World Inc. included in the annual report on Form 40-F of Quebecor World Inc. for the fiscal year ended December 31, 2003.

Chartered Accountants
Montréal, Canada
August 31, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM